UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 12B-25

                                                              | SEC. FILE NUMBER
                                                              |     00-09081
                                                              |
                                                              |   CUSIP NUMBER |
                                                              |      23254K    |
                                                              ------------------

                                NOTIFICATION OF LATE FILING

Check One):
[ ] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K? [ X ] Form 10-Q and Form 10-QSB?? Form N-SAR

           For Period Ended: JUNE 30,  2005
           [  ] Transition Report on Form 10-K
           [  ] Transition Report on Form 20-F
           [  ] Transition Report on Form 11-K
           [  ] Transition Report on Form 10-Q
           [  ] Transition Report on Form N-SAR
           For the Transition Period Ended:


          NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


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PART I - REGISTRANT INFORMATION

CYBRDI, INC.
_______________________________________________________________________________
Full Name of Registrant


NOT APPLICABLE
_______________________________________________________________________________
Former Name if Applicable


401 ROSEMONT AVENUE
_______________________________________________________________________________
Address of Principal Executive Office (Street and Number)


FREDERICK, MARYLAND  21701
_______________________________________________________________________________
City, State and Zip Code



PART 11 - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).


[x]       (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[x]       (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 10-KSB, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
[ ]       (c) The accountant's statement or other exhibit required by Rule
              12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K and 10-KSB, 20-F, 11-K, 10-Q and 10-QSB, N-SAR, or the transition report on portion thereof, could not be filed within the prescribed time period.

The Registrant's Form 10-Q for the quarter ended June 30, 2005 could not be filed within the prescribed time period because the Registrant has not been able to review certain information and data relating to and necessary for the accurate completion of the Registrant's financial statements and management's discussion and analysis of financial condition and results of operations within such time period without unreasonable effort or expense. The Registrant anticipates that the Form 10-Q Quarterly Report, along with the unaudited financial statements will be filed on or before the 5th calendar day following the prescribed due date of the Registrant's Form 10-Q.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

           LARRY LIU                  (301)                  644-3901
    ----------------------       --------------          ----------------
            (Name)                 (Area Code            Telephone Number)

     Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of


(2) 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify
     report(s).                                             [  ] Yes [ X ] No

--------------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [ X ] No


     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made

================================================================================



                                  Cybrdi, Inc.
                   -------------------------------------------
                  (Name of Registrant as Specified in Charter)

          has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 15, 2005

                                              By: /s/ Larry Liu
                                                  --------------------------
                                                  LARRY LIU,  CEO  AND DIRECTOR